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Clifton Bancorp Inc.

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Text of Email Sent to Employees of Clifton Bancorp Inc. on November 1, 2017 by

Paul M. Aguggia, President and Chief Executive Officer

IMPORTANT INFORMATION FOR ALL CSBK EMPLOYEES

SUBJECT: CSBK and Kearny Bank

On November 1, 2017, the CSBK Board of Directors unanimously approved a merger with Kearny Bank, a combination of two culturally similar organizations that will produce a nearly $6.5 billion community bank able to compete with the largest institutions in our market areas.

We all should be extremely proud of our collective effort to excel in our hyper-competitive market, and the many milestones we achieved. Our Board of Directors believes the decision to move forward with the proposed merger with Kearny Bank is in the best interests of our shareholders and that it will create a stronger banking organization enabling us to better serve our customers.

We know that you will have questions about the merger. The attached document outlines those that we can address today. In the coming weeks and months ahead, you can expect ongoing communications as we move through the process of preparing for integration and the consummation of the deal. If you have any urgent or pressing concerns, please feel free to reach out to your reporting Executive Vice President or Bernadette McDonald.

We look forward to combining forces with Kearny Bank, as our mix of products and services are complementary, our cultures are aligned, and we share a commitment to providing the best possible service to our clients.

IMPORTANT INFORMATION FOR ALL CSBK EMPLOYEES CSBK and Kearny Bank

What is the timing on the merger?

On November 1, 2017, the definitive agreement was announced. Broadly speaking, the next steps include:

1.	Regulatory approval

2.	Shareholder approval from both banks

3.	Transaction closing

4.	Systems, branding and customer integration

We anticipate the merger to be completed in the March/April 2018 timeframe. Up until that time, we continue to operate as CSBK without changes to our daily operations.

What will the combined bank be called?

Kearny Bank

Where is Kearny’s main office located? How many branches does Kearny operate? What is their current asset size? When were they founded?

Kearny Bank’s headquarters are located in Fairfield, NJ. The bank has assets of $4.8 billion and 42 full-service banking offices* in Northern and Central New Jersey, and Brooklyn and Staten Island, New York. Kearny Bank has supported the communities it serves since 1884. *as of September 30, 2017.

Will I continue my employment at the new, combined bank?

It is our sincere hope that many of our outstanding employees will enjoy continuing their careers with the combined institution. While we cannot make any guarantees, it is standard practice for the acquiring bank (Kearny) to conduct a thorough assessment to determine where and how our employees can add their talents to the larger, combined company.

The CSBK human resources department, under the direction of Bernadette McDonald, will be the liaison between our two companies regarding employment.

IMPORTANT INFORMATION FOR ALL CSBK EMPLOYEES CSBK and Kearny Bank

If not offered continued employment, will I receive severance? Will my benefits continue and for how long?

Employees not offered positions in the new combined organization would be eligible for a severance payment. The calculation of severance payments is based on length of employment, with both minimum and maximum terms. Employees who voluntarily terminate their employment with CSBK prior to Kearny making any final decision about their employment are not eligible for severance. Health insurance will be available for employees via the COBRA program for a set period. For specific details on severance and benefits continuation, contact Bernadette McDonald.

If I continue employment with the combined bank, for what benefits will I be eligible?

Kearny Bank offers a comprehensive employee benefits package, including health, welfare, and retirement savings programs quite similar to the benefits offered at CSBK; a complete benefits package will be provided when available.

What happens to my ESOP and 401(k) plan account?

Each employee will be entitled to receive the per share merger consideration for all previously allocated ESOP shares. You will be entitled to the full value of your personal contributions into your 401(k) plan account. Employees who continue as Kearny employees following the completion of the merger will also be eligible for a direct rollover of the vested portion of their 401(k) plan employer match to the Kearny retirement plan or to another qualified retirement plan or program of their choosing and will receive additional information at a later date.

Will Kearny close any of CSBK’s offices?

CSBK and Kearny generally operate without “overlap”, meaning there are few markets covered by both a Kearny and CSBK office. Of course, Kearny will complete a full assessment to determine what consolidations make sense; however, we anticipate office closures will be minimal.

IMPORTANT INFORMATION FOR ALL CSBK EMPLOYEES CSBK and Kearny Bank

What should we tell CSBK customers about the merger?

All of our customers, long-term or those gained recently, will be warmly welcomed at Kearny! Moreover, Kearny Bank offers an even wider array of services, so our customers have a great deal to look forward to in the future.

An ‘About Kearny’ document has been added to the CSBK website, which describes the Kearny organization. It is also available via the intranet to print and distribute as needed. Hard copies of this document will be made available at all locations as soon as possible.

Very little will happen from a customer perspective until the merger is completed. Leading up to the closing date, CSBK customers will receive information about Kearny’s products and services, any significant changes or updates, and key dates for systems conversions, etc.

Keep in mind that until the time of closing, CSBK will operate “business as usual”. If you have specific questions about a potential new piece of business, contact Tricia Hrotko, Steve Hoogerhyde or Diane Scriveri as appropriate.

Kearny Bank

One of America's most trustworthy financial organizations

Forbes Magazine 2017

Kearny Bank's roots go all the way back to 1884 as Kearny Federal Savings and Loan. Today the Bank continues to honor its heritage by following guiding principles of ethics and integrity, and by giving back to the communities we serve. It is our belief that people, performance and relationships are what matter most.

- $4.8 Billion in Assets
- Headquartered in Fairfield, NJ
- 42 Total Branch Locations nine New Jersey counties plus Brooklyn and Staten Island, New York

- New Jersey chartered stock savings bank
- NASDAQ symbol - KRNY
- SBA Preferred Lender
- Strong financial performance

Kearny Bank is dedicated to providing professional service and sound financial advice to a growing consumer and commercial client base...for today, for tomorrow.

People: recognizing customers as individuals with specific needs and wants, adding value through personal involvement, acknowledging the contributions of employees at every level, being a true community partner.

Performance: resolving to remain true to sound, conservative practices, nurturing a customer-centric culture, remaining at the forefront of technologic innovation, managing sustained growth.

Relationships: creating a sense of trust through delivery of superior service, striving to understand client's objectives, maintaining a welcoming environment, fostering a dynamic workplace, building loyalty and long-lasting relationships.

PEOPLE · PERFORMANCE · RELATIONSHIPS

Junior Achievement of New Jersey — GIVING BACK — EVERFI

kearnybank — For today. For tomorrow.

MEMBER FDIC

Headquarters: 120 Passaic Avenue, Fairfield, NJ 07004 • 1-800-273-3406 • kearnybank.com

Forbes | 2017 AMERICA'S MOST TRUSTWORTHY FINANCIAL COMPANIES